Investor Contact	Media Contact
Linda Ventresca	Joe Cohen
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	joseph.cohen@axiscapital.com
(441) 405-2727	(212) 715-3524

AXIS CAPITAL PROVIDES ESTIMATED NET FINANCIAL IMPACT OF THIRD QUARTER 2017 CATASTROPHE LOSSES

Pembroke, Bermuda, October 12, 2017 - AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that its preliminary estimate of the total net financial impact from third quarter 2017 catastrophe losses is $578 million, net of tax and estimated recoveries from reinsurance and retrocessional covers, and including the impact of estimated reinstatement premiums.

Both the insurance and reinsurance segments of the Company contributed to these after-tax net losses which is apportioned between events as follows:

	Three months ended September 30, 2017
	(Amounts in millions of U.S. dollars)
Third quarter 2017 loss events	Hurricane Harvey	Hurricane Irma	Hurricane Maria	Mexico Earthquakes	Total
Insurance Segment
Losses and loss expenses - gross	$148	$137	$26	$10	$321
Less: Reinsurance recoveries	4	1	1	—	6
Losses and loss expenses - net	$144	$136	$25	$10	$315
Reinsurance Segment
Losses and loss expenses - gross	$139	$158	$126	$35	$458
Less: Retrocessional recoveries	40	54	30	12	136
Less: Reinstatement premiums	3	12	5	—	20
Losses and loss expenses - net	$96	$92	$91	$23	$302

AXIS Capital net loss (pre-tax)	$240	$228	$116	$33	$617
Less: Tax Benefit	20	15	3	1	39
AXIS Capital net financial impact	$220	$213	$113	$32	$578

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS Capital acquired the shares of Novae Group plc (“Novae”) on October 2, 2017. The results of Novae will be included in the AXIS Capital results from that date. AXIS Capital estimates Novae’s net financial impact from Hurricanes Harvey, Irma and Maria and the two earthquakes in Mexico is $60 million, net of estimated recoveries from reinsurance and including the impact of estimated reinstatement premiums. Based on current estimates of gross losses, AXIS Capital expects Novae to receive reinsurance recoveries from all events with significant aggregate reinsurance cover still remaining.

AXIS Capital’s loss estimate is primarily based on its ground-up assessment of losses from individual contracts and treaties exposed to the affected regions, including preliminary information from clients, brokers and loss adjusters. Industry insured loss estimates, market share analyses and catastrophe modeling analyses were also taken into account where appropriate. Due to the nature of the catastrophe and weather-related losses, including the complexity of loss assessment and factors contributing to the losses, and the preliminary nature of the information available to prepare these estimates, future estimates of losses and reinsurance recoveries and the actual ultimate amount of losses and reinsurance recoveries for these events may be materially different from this current estimate. The additional complexity caused by the multiple events, together with the expectation of a relatively high proportion of flood related losses attributable to Hurricane Harvey, is also likely to lead to increased uncertainty surrounding the total estimated ultimate losses for these events.

AXIS Capital expects to receive retrocessional recoveries in its reinsurance segment as detailed in the table above. Based on current estimates of losses from third quarter catastrophe events, the Company expects to retain substantially all losses emanating from its insurance segment. The Company maintains comprehensive catastrophe reinsurance coverage for its insurance segment, including facultative reinsurance, property per risk treaty reinsurance and property catastrophe treaty reinsurance. Under the terms of the property catastrophe reinsurance treaty which principally applies to these events, the insurance segment maintains cover in excess of $200 million per event, net of recoveries from applicable property per risk treaty and facultative reinsurance.

Albert Benchimol, CEO and President of AXIS Capital commented: “Our foremost thoughts are with the people whose lives have been impacted by this unprecedented series of catastrophic events. Our mission is to help people, businesses and communities recover from calamities such as these, and we are fully committed to supporting and serving the communities that have been affected by the devastation. We have commenced paying claims for our insureds, and our team will continue to work tirelessly with our clients and partners so that we can assist in the rebuilding efforts. While we dedicate our energies and resources to support our clients and partners in managing through the challenges presented by these events, we stand ready to provide the protection and services our clients and partners in distribution need so they can deliver on their promises to their customers.”

About AXIS Capital
AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2017 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn: http://bit.ly/23I7uaE

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include information regarding our estimates of losses related to catastrophe and weather events. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions; the failure of our cedants to adequately evaluate risks; the use of industry catastrophe models and changes to these models; general economic conditions; and the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com